UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2020

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	000-23575	77-0446957
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

(805) 692-5821
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	CWBC	NASDAQ

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of New Principal Officer

Community West Bancshares (Company) announced the promotion of William F. Filippin to serve as Executive Vice President and Chief Credit Officer and Chief Administrative Officer of the Company’s wholly-owned subsidiary, Community West Bank N.A. commencing on June 9, 2020.  A copy of the press release announcing Mr. Filippin’s promotion is filed herewith as Exhibit 99.1.

Mr. Filippin has been with the Company since June 2015 as its Executive Vice President and Chief Banking Officer.  Prior to joining the Company, Mr. Filippin served with Heritage Oaks Bank (and Mission Community Bank until it was merged into Heritage Oaks Bank in February 2014) as Market Area President from March 2012 to May 2015; Executive Vice President and Chief Credit Officer from August 2010 to March 2012 during the last recession; and Senior Vice President and Credit Administrator from April 2009 to August 2010.

There has been no transactions, involving any relationship between the Company and Mr. Filippin involving an amount that will exceed $120,000 (a “related party transaction”) other than regarding his current compensation arrangements discussed below.

There are no family relationships between Mr. Filippin and any of the directors and executive officers of the Company.

(e)	Compensatory Arrangements of Principal Officer

Mr. Filippin has an employment contract, effective June 1, 2015 with an annual base salary as of June 1, 2020 of $276,040. In addition, he has a deferred compensation account established and maintained at CWB for his benefit.  Also, the Company will credit 1% per month of his annual salary during the term of his employment.  Monthly interest credits will be earned throughout the term of the agreement at the then-current CWB three-year certificate of deposit rate.  No funds in this account will vest prior to the date Mr. Filippin attains age 65, and normal payments will not commence until such time as Mr. Filippin attains age 66, whether or not he is employed by the Company.  In the event of a change of control, the total amount credited to this account will become fully vested.

Mr. Filippin’s contract specifies that, in the event of termination without cause, he would continue to receive salary and benefits plus deferred compensation for a period of three months.  Also, the contract contains a change of control (as defined) clause whereby, if he is terminated within one year following such event, he would be entitled to base salary and benefits for a period of one year.  Mr. Filippin is also eligible for an annual bonus which is determined by the Board in its sole discretion.

Mr. Filippin also has a Salary Continuation Agreement, effective as of September 28, 2018.  Upon separation from service after normal retirement age, he will receive $750,000 in $50,000 payments over a 15-year period commencing the month following his separation from service.  No funds in this account will vest prior to the date Mr. Filippin attains age 65.  If early involuntary termination without cause occurs, he will be paid 100% of the accrued benefit in one lump sum.  If early involuntary termination with cause occurs he receives no benefit.  Also, in the event of disability prior to normal retirement age, he will be paid 100% of the accrued benefit in lieu of any other benefit hereunder, paid in 180 equal monthly installments.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements. – not applicable
(b)	Pro forma financial statements. – not applicable
(c)	Shell Company Transactions. – not applicable
(d)	Exhibits

The following exhibit is being furnished herewith:

Exhibit 99.1	Press Release dated June 9, 2020 titled “Community West Bank Promotes Filippin, Schwabecher and Bietz”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 10, 2020

COMMUNITY WEST BANCSHARES

By:	/s/Susan C. Thompson
Susan C. Thompson
Executive Vice President and CFO